                                                                    EXHIBIT 4.12


NEITHER THIS INSTRUMENT NOR THE SECURITIES INTO WHICH IT IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL FROM THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.

                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$1,000,000.00                                                      June 30, 2000

         FOR VALUE RECEIVED, Transmedia Restaurant Company Inc., a Delaware corporation (the "Company"), promises to pay to Potomac Dining Limited Partnership, a Maryland limited partnership (the "Noteholder"), at its principal place of business in North Miami, Florida, in legal tender of the United States, the principal amount of One Million Dollars ($1,000,000.00) (the "Principal Amount"), or such lesser principal amount as may be from time to time outstanding hereunder, together with interest thereon as provided herein, at the times and places and otherwise upon the terms and conditions specified below.

         1. Definitions.

         The following capitalized terms, when used in this Promissory Note, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

         "Bankruptcy Code" means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

         "Bankruptcy Event" has the meaning set forth in Section 5.2(a).

         "Board of Directors" means the Board of Directors of the Company.

         "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, the State of Florida or the State of Maryland or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close.

         "Capital Lease Obligations" means, as to any Person, an obligation of such Person that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

         "Closing Date" has the meaning set forth in the Purchase Agreement.

         "Common Stock" means the Common Stock, par value $.02 per share, of Transmedia any securities into which such Common Stock shall have been changed, and all other securities of any class or classes (however designated) of Transmedia, the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding-up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding-up.

         "Company" has the meaning set forth in the first paragraph hereto.

         "Conversion Price" means, except as adjusted pursuant to Section 3.2, $4.25625.

         "DIP Financing" has the meaning set forth in Section 5.2(c).

         "Exercise Time" has the meaning set forth in Section 3.1(b).

         "Event of Default" means each of the events set forth in Section 4.1.

         "GAAP" means, with respect to any Person, generally accepted accounting principles and practices which are consistently applied for all periods after the date hereof.

         "guarantee" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any guarantee of any guaranteeing Person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such guaranteeing Person's maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

         "Indebtedness" of any Person means, without duplication:

                  (i) all indebtedness of such Person (other than trade payables of the Company or any of its subsidiaries incurred in the ordinary course of business) for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

                  (ii) all obligations of such Person for the deferred purchase price of property or services;

                  (iii) all factor advances;

                  (iv) all obligations of such Person treated or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

                  (v)  all Capital Lease Obligations of such Person;

                  (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

                  (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such Capital Stock, valued, in the case of redeemable capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

                  (viii) all obligations of such Person in respect of Interest Rate Agreements or other similar agreements;

                  (ix) all obligations of such Person under any foreign exchange agreement, currency swap agreement or any other similar agreement or arrangement;

                  (x) all Indebtedness of others referred to in clauses (i) through (ix) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any other manner invest in the debtor (including, without limitation, any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss.

         The Indebtedness of such Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

         Notwithstanding the foregoing, "Indebtedness" shall not include any Indebtedness referred to in clauses (i) through (x) above which is not secured by (or for which the holder of such Indebtedness does not have an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "Initial Interest Payment Date" means September 30, 2000.

         "Interest Payment Date" means the last day of March, June, September and December of each year.

         "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement designed to protect such Person or its subsidiaries against fluctuations in interest rates, as in effect from time to time.

         "Laws" means any federal, state, local or foreign laws, rules, ordinances, regulations, licenses, judgments, orders or decrees.

         "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

         "Maturity Date" has the meaning set forth in Section 2.1.

         "Noteholder" has the meaning set forth in the first paragraph hereof.

         "Note" has the meaning set forth in Section 2.1.

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Payment Notes" means the Note and the promissory note, dated June 30, 2000, issued by the Company to the Noteholder with a maturity date of June 30, 2003.

         "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

         "Prepayment Notice" has the meaning set forth in Section 2.3(b)(i).

         "Principal Amount" has the meaning set forth in the first paragraph hereof.

         "Purchase Agreement" means that Purchase Agreement, dated June 29, 2000, among Transmedia, Spectrum Partners, Inc., a Maryland corporation, the Noteholder, Gustavo L. Bessalel, Thomas E. Gorman and Francis Rothgeb.

         "Receivables Debt" means any and all amounts payable under or in respect of the Receivables Transfer Documents and any whole or partial increase, extension, renewal, refinancing or replacement thereof or of any subsequent Receivables Debt, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any subsidiary whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

         "Receivables Lenders" has the meaning set forth in Section 6.1.

         "Receivables Transfer Documents" means, collectively, the Receivables Transfer Agreement, dated December 30, 1999, among Park Avenue Receivables Corporation, RTR Funding LLC, the Company, the Financial Institution party thereto, Frank Felix Associates, Ltd. and The Chase Manhattan Bank and any receivables purchase agreement, indenture or other agreement or instrument entered into in connection with any other Receivables Debt and each other document or instrument executed by the Company or any of its subsidiaries in connection therewith, together with all amendments, restatements, supplements or other modifications thereof.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Senior Credit Documents" means, collectively, any loan document, note purchase document, indenture or other agreement or instrument entered into in connection with any Senior Debt and each other document or instrument executed by the Company or any of its subsidiaries in connection therewith, together with all amendments, restatements, supplements or other modifications thereof.

         "Senior Debt" means any and all amounts payable under or in respect of Indebtedness of the Company for borrowed money and other Indebtedness of the Company declared as "Senior Indebtedness" by the Board of Directors (including, without limitation, under or with respect to the

Senior Credit Documents in connection with such Senior Indebtedness), and any whole or partial increase, extension, renewal, refinancing or replacement thereof or of any subsequent Senior Debt, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; unless under the provisions of the instrument creating or evidencing any such other Indebtedness, or pursuant to which the same is outstanding, it is provided that such Indebtedness is subordinate in right of payment to any other Indebtedness of the Company (including, without limitation, the Payment Notes).

         "Senior Lenders" has the meaning set forth in Section 5.3.

         "Subordinated Note Obligations" has the meaning set forth in Section
5.1.

         "Transmedia" means Transmedia Network Inc., a Delaware corporation.

         2.       Note.

         2.1 Maturity. The Principal Amount of this Promissory Note (the "Note"), or such lesser principal amount as may be outstanding hereunder from time to time, together with any accrued interest thereon, shall be due and payable on June 30, 2002 (the "Maturity Date"). Upon payment in full of the principal of and interest on this Note, this instrument shall be surrendered to the Company for cancellation.

         2.2      Interest.

                  (a) Rate of Interest. Subject to Section 2.2(c) hereof, interest will accrue on the unpaid principal amount of the Note during the period from and including the Closing Date through maturity (whether by acceleration or otherwise) for each period from an Interest Payment Date until the immediately following Interest Payment Date at a rate equal to the prime rate as announced by The Chase Manhattan Bank in New York, New York, as of the Interest Payment Date immediately preceding the current Interest Payment Date, plus 1% on the principal amount outstanding as of such current Interest Payment Date.

                  (b) Interest Payments. Interest shall be payable with respect to the Note in the manner specified in Section 2.3(c) in arrears on each Interest Payment Date commencing on the Initial Interest Payment Date and upon any prepayment or conversion of the Note and at maturity of the Note.

                  (c) Computation of Interest. Interest on the Note shall be computed on the basis of a 360-day year of twelve 30-day months.

         2.3      Payments and Prepayments.

                  (a) Payment. The Note shall be payable in full, together with all accrued and unpaid interest thereon, in accordance with the terms thereof, on the Maturity Date.

                  (b)      Prepayments.

                           (i) Voluntary Prepayments. Subject to Section 3.1(b), at any time and from time to time the Company, at its option, may, without premium or penalty, prepay all or a portion of the outstanding principal amount of the Note plus accrued but unpaid interest thereon to (but excluding) the prepayment date. Written notice of any prepayment pursuant to this Section 2.3(b)(i) (indicating the principal amount to be prepaid and the interest payable upon such prepayment) (the "Prepayment Notice"), together with a revised Attachment A hereto indicating the amount of such pre-payment and the remaining outstanding principal amount under this Note, will be delivered at least fifteen
         (15) calendar days before the prepayment date to each Noteholder and such notice shall be irrevocable. Such revised Attachment A shall be binding upon the Noteholder unless the Company receives notice of its objection thereto (and the reasons for such objection) within five (5) calendar days after receipt thereof. The Company and the Noteholder shall use their reasonable best efforts to resolve any such disagreements expeditiously, but in no event later than the date specified for prepayment in the Prepayment Notice.

                           (ii) Application of Prepayments. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.

                  (c) Manner and Time of Payment. The Company will pay interest due and payable on the Note provided for in Section 2.2 above or any principal to be prepaid as provided in Section 2.3(b) above to Persons who are registered holders of the Note as of the close of business on the third Business Day preceding the date on which the payment of such interest is due or demanded or such prepayment of principal is to be made as specified in the Prepayment Notice. The Company will pay the principal of and interest on the Note and all other amounts (if any) required to be paid by it under this Note, in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal, interest and any such other amount by check payable in such money and may mail an interest check to the holder's registered address.

                  (d) Payments on Non-Business Days. Whenever any payment to be made under the Note shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest under the Note.

         3.       Conversion.

         3.1      Conversion Procedure.

                  (a) Until the earlier of repayment by the Company of all outstanding principal of and interest on the Note and the Maturity Date, so long as the Company is permitted to make payments under this Note, the Noteholder may, upon not less than ten (10) Business Days' prior written notice to the Company, elect to convert all or any portion (not less than $225,000 in principal per each election to convert) of the principal amount outstanding of the Note into a number of shares of Common Stock as is equal to the principal amount outstanding of the Note to be converted divided by the Conversion Price. Any such notice shall be irrevocable. The Noteholder may not exercise the rights under this Section 3.1(a) more than three times in each calendar year.

                  (b) Notwithstanding Section 3.1(a), if the Company has exercised its right to prepay all or any portion of the outstanding principal amount of the Note pursuant to Section 2.3(b), the Noteholder may elect to convert all or any portion of the amount of the principal amount to be prepaid into a number of shares of Common Stock as is equal to the portion of principal so elected to be converted divided by the Conversion Price. Such election shall be made by written notice to the Company, given within five (5) calendar days after receipt of the Prepayment Notice, specifying the amount of principal to be so converted. Any such notice shall be irrevocable.

                  (c) Within three (3) Business Days after receipt of a notice pursuant to Section 3.1(a) or 3.1(b), the Company shall provide the Noteholder with a revised Attachment A hereto indicating the amount of principal to be so converted and the remaining outstanding principal amount under this Note and the interest payment to be made at the Exercise Time. Such revised Attachment A shall be binding upon the Noteholder unless the Company receives notice of its objection thereto (and the reasons for such objection) within three (3) Business Days after receipt thereof by the Noteholder. The Company and the Noteholder shall use their reasonable best efforts to resolve any such disagreements expeditiously, but in no event later than the Exercise Time.

                  (d) (i) The principal amount of this Note so designated by the Noteholder in the notice delivered pursuant to Section 3.1(a) or
         Section 3.1(b) shall be deemed to have been converted when all of the following items shall have been delivered to the Company, but in no case prior to the tenth Business Day following a notice given pursuant to Section 3.1(a) or Section 3.1(b) (the "Exercise Time"):

                                    (A) a completed Exercise Agreement, in
                  substantially the form set forth in Attachment B hereto executed by the Noteholder;

                                    (B) a revised Attachment A hereto, as agreed
                  in writing between the Company and the Noteholder or as deemed to have been agreed pursuant to Section 3.1(c), indicating the amount of principal so converted and the remaining outstanding principal amount under this Note and the interest payment to be made at the Exercise Time.

                           (ii) Upon occurrence of the Exercise Time, the Company shall use its reasonable best efforts to deliver as reasonably practically promptly thereafter all documentation necessary to be delivered by the Company to the transfer agent so as to enable the transfer agent to issue, and shall use its commercially reasonable efforts to cause the transfer agent to issue as reasonably practically promptly after delivery of such documents, certificates for shares of Common Stock (rounded down to the nearest whole share) issuable upon conversion of this Note.

                           (iii) Certificates for shares of Common Stock issued upon conversion of this Note shall contain the following legend:

                           "The issuance of the securities represented by this certificate has not been registered under the Securities Act of 1933, as amended (the "Act"), or state securities laws, and no transfer of these securities may be made except (a) pursuant to an effective registration statement under the Act or (b) pursuant to an exemption therefrom with respect to which the Company may require an opinion of counsel from the holder that such transfer is exempt from the requirements of the Act."

         Upon receipt by the Company of (i) such documentation as it deems necessary and appropriate (including an opinion of counsel, with counsel and such opinion being reasonably satisfactory to the Company) to evidence that the foregoing legend may be removed from the certificates evidencing such shares of Common Stock and (ii) the certificates for the shares of Common Stock containing such legend, it shall issue to the holder of such shares of Common Stock as promptly as reasonably practicable new certificates for the shares of Common Stock without such legend.

                           (iv) The issuance of certificates for shares of Common Stock issuable upon conversion of this Note shall be made without charge to the Noteholder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares of Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any certificates representing shares of Common Stock in a name other than that of the Noteholder, and the Company shall not be required to issue or deliver such certificate for shares of Common Stock unless and until the Person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

         3.2 Adjustment. If Transmedia at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the Common Stock into a greater number of shares or pays a dividend or makes a distribution to holders of the Common Stock in the form of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Common Stock issuable upon conversion of the Note shall be proportionately increased. If Transmedia at any time combines (by reverse stock split or otherwise) the Common Stock into a small number of shares, then the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock issuable upon conversion of the Note shall be proportionately decreased.

         4.        Default.

         4.1 Events of Default. If any of the following conditions or events shall occur and be continuing:

                  (a) Failure To Make Payments When Due. (i) Failure to pay any principal of the Note when due, whether at stated maturity, by acceleration, or otherwise and continuance of such failure for a period of thirty (30) calendar days; or (ii) failure to pay any installment of interest on the Note or any other amount due under this Note and such default continues for a period of twenty (20) calendar days after there shall have been given to the Company by the Noteholder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default".

                  (b)      Involuntary Bankruptcy; Appointment of Receiver, Etc.
(i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Company in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted and remain unstayed under any applicable federal or state law; or
(ii) an involuntary case is commenced against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or over all or a substantial part of any of the Company's properties, shall have been entered; or an interim receiver, trustee or other custodian of the Company for all or a substantial part of the Company's properties is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Company, and the continuance of any such events in this clause (ii) for sixty
(60) days unless dismissed, bonded, stayed, vacated or discharged.

                  (c) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Company of any assignment for the benefit of creditors, the admission by the Company in writing of its inability to pay its debts as such debts become due; or the Board of Directors of the Company (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing.

THEN, subject to the terms of Sections 5 and 6, (i) upon the occurrence of any Event of Default described in Section 4(b) or 4(c), the unpaid principal amount of and accrued interest on the Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the obligations of the Noteholder hereunder shall thereupon terminate and (ii) upon the occurrence of any other Event of Default, the Noteholder may, by written notice to the Company, declare the Note to be, and the same shall forthwith become, due and payable, together with accrued interest thereon.

         5.       Subordination.

         5.1 Notes Subordinate to Senior Debt. The Company covenants and agrees, and the Noteholder likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 5, the payment of the principal of and interest on the Note both before and after the commencement of a bankruptcy proceeding, and all other sums or obligations due and payable by the Company to the Noteholder hereunder (collectively, the "Subordinated Note Obligations"), are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all Senior Debt.

         5.2      Payment Over of Proceeds Upon Dissolution.

                  (a) In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, adjustment, composition or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company (each, a "Bankruptcy Event"), then and in any such event:

                           (i)      the holders of Senior Debt shall be
         entitled to receive payment in cash in full of all amounts due or to become due on or in respect of all such Senior Debt, before the Noteholder is entitled to receive any payment or distribution, whether in cash, securities or other property, on account of Subordinated Note Obligations;

                           (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Noteholder would be entitled but for the provisions of this Section 5, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of Subordinated Note Obligations of the Company (except for any such payment or distribution authorized by an order or decree stating that effect is being given to the subordination of such Subordinated Note Obligations to such Senior Debt, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law) shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of such Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and interest on, such Senior Debt held or represented by each, to the extent necessary to make payment in cash in full of all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and

                           (iii) in the event that, notwithstanding the foregoing provisions of this Section 5, the Noteholder shall have received any such payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of Subordinated Note Obligations (but excluding any payment of the character described in the parenthetical clause in the foregoing paragraph (ii)) before all such Senior Debt is paid in full in cash or payment thereof provided for, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.

                  (b) Each holder of Senior Debt shall have the right to request the Noteholder to file and, in the event the Noteholder fails to do so within twenty (20) days, is hereby authorized to file a proper claim or proof of debt in the form required in any Bankruptcy Event for and on behalf of the Noteholder including on behalf of the Noteholder with respect to any such rights received by the Noteholder from holders of Indebtedness of the Company due to such Indebtedness being subordinated to the Subordinated Note Obligations, to accept and receive any payment or distribution which may be payable or deliverable at any time upon or in respect of the Subordinated Note Obligations in an amount not in excess of the Senior Debt then outstanding and to take such other action as may be reasonably necessary to effectuate the foregoing. The Noteholder shall provide to the holder of the Senior Debt all information and documents reasonably necessary to present claims or seek enforcement as aforesaid. The Noteholder shall retain the right to vote the Notes and otherwise act in any Bankruptcy Event (including, without limitation the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension); provided, that the Noteholder shall not take any action or vote in any way so as to contest the enforceability of this Section 5, the Senior Debt or any other agreement or instrument to the extent evidencing or relating to the Senior Debt or DIP Financing.

                  (c) If the Company becomes subject to a Bankruptcy Event or the Senior Lenders voluntarily or involuntarily provide funds to the Company secured by any property of the Company, either as cash collateral pursuant to
Section 363 of the Bankruptcy Code or as debtor-in-possession financing pursuant to Section 364 of the Bankruptcy Code ("DIP Financing"), the Noteholder agrees that any and all loans, advances and other extensions of credit, and all other obligations, liabilities or Indebtedness of every kind owed by arising out of or in connection with DIP Financing shall be deemed to be a part of the Senior Debt.

                  (d) If, notwithstanding the provisions of this Note, there shall occur any consolidation of the Company with, or any merger of the Company into, another corporation or the liquidation or dissolution of the Company following any conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation, such consolidation, merger or liquidation shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this Section 5.

         5.3 No Payment in Certain Circumstances. Upon the occurrence and continuation of either (a) a default in the payment of any principal, interest, premium or other amount due in respect of any Senior Debt of the Company, whether at maturity or otherwise, or (b) a default that has resulted in, or that would permit any of the holders of Senior Debt (collectively, the "Senior Lenders") to cause (after lapse of time or the giving of notice or both), the acceleration of the maturity of any Senior Debt, no payment may be made or received with respect to this Note, for a period terminating on the earliest to occur of (i) receipt of notice that such default has been cured or waived, (ii) the payment in full in cash of such Senior Debt and (iii) the date the Senior Lenders otherwise permit payments to be made under this Note. In the event of any other default that has not resulted in, and would not permit the Senior Lenders to cause, the acceleration of the maturity of any Senior Debt, no payment may be made or received with respect to this Note for a period terminating on the earliest to occur of (A) 365 days, (B) receipt of notice that such default has been cured, (C) the payment in full in cash of all Senior Debt and (D) the date the Senior Lenders otherwise permit payments to be made under this Note.

         5.4 Acceleration Rights; Remedies. If an Event of Default shall exist at any time that any Senior Debt shall be outstanding, the Noteholder shall not take any action to accelerate or to collect payment on the Subordinated Note Obligations or to pursue any other remedy with respect to the Subordinated Note Obligations prior (including, without limitation, joining with any creditor to commence any bankruptcy proceeding) until the earlier of:

                  (a)      the payment in cash in full of all Senior Debt;

                  (b) the occurrence of any of the events specified in Sections 4.1(b) or 4.1(c) hereof (with respect to which the provisions of Section 5.2 shall govern); and

                  (c)      the acceleration of the maturity of the Senior Debt;

provided, that any amount received by any holder of the Note as a result of any acceleration permitted above, to the extent necessary to pay in full in cash the Senior Debt, shall be and paid to the holders of Senior Indebtedness in accordance with the provisions of this Section 5.

         5.5 Subrogation to Rights of Holders of Senior Debt. Subject to the payment in cash in full of all Senior Debt, the Noteholder shall be subrogated to the rights of the holders of such Senior Debt to receive payments and distributions of cash, property and securities applicable to such Senior Debt until all principal of and interest on the Note shall be paid in full in cash. For purposes of such subrogation, no payments or distributions to the holders of such Senior Debt of any cash, property or securities to which the Noteholder would be entitled except for the provision of this Section 5, and no payments over pursuant to the provisions of this Section 5 to the holders of such Senior Debt by the Noteholder shall, as among the Company and its creditors (other than holders of such Senior Debt) and the Noteholder be deemed to be a payment or distribution by the Company to or on account of such Senior Debt.

         5.6 Provisions Solely to Define Relative Rights. The provisions of this Section 5 are and are intended solely for the purpose of defining the relative rights of the Noteholder, on the one hand, and the holders of Senior Debt, on the other hand. Nothing contained in this Section 5 or elsewhere in this Note is intended to or shall (i) impair, as among the Company, its creditors (other than holders of Senior Debt) and the Noteholder, the obligation of the Company, which is absolute and unconditional, to pay to the Noteholder the principal of, and premium and interest on, and any other amount payable by the Company under the Note as and when the same shall become due and payable in accordance with its terms; or (ii) affect the relative rights against the Company of the Noteholder and its creditors other than the holders of Senior Debt; or (iii) prevent the Noteholder from accelerating the Notes and exercising all other remedies otherwise permitted by applicable law upon default under this Note, subject to the terms of Section 5.4, or the rights, if any, under this
Section 5 of the holders of Senior Debt (x) upon the occurrence of a Bankruptcy Event, to receive, pursuant to and in accordance with Section 5.2, cash, property and securities otherwise payable or deliverable to the Noteholder, or
(y) under the conditions specified in Section 5.3, to prevent any payment prohibited by such Section.

         5.7 No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of Senior Debt may at any time and from time to time, without the consent of or notice to the Noteholder, without incurring responsibility to the Noteholder and without impairing or releasing the subordination provided in this Section 5 or the obligations hereunder of the Noteholder to the holders of Senior Debt, do any one or more of the following: (i) subject to the provisions of this Agreement, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the collection of Senior Debt; and (iv) exercise or refrain from exercising or waiving any rights, powers or remedies against the Company and any other Person.

         5.8 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Section 5, the Noteholder shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Noteholder for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.

         5.9 Reinstatement. The provisions of this Section 5 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt upon the occurrence of a Bankruptcy Event, all as though such payment had not been made.

         5.10     Amendment. Any material amendment to the provisions of this
Section 5 shall not be effective against any holder of Senior Debt without such holder's consent.

         5.11 Remedies. The holders of Senior Debt shall be entitled to enforce their rights under this Section 5 specifically, to recover damages by reason of any breach of any provision of this Section 5 and to exercise all other rights existing in their favor. The Noteholder acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Section 5 and that holders of Senior Debt may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Section 5.

         6.       Additional Provisions.

         6.1 No Payment in Certain Circumstances. Upon the occurrence and continuation of either (a) a default in the payment of any principal, interest, premium or other amount due in respect of any Receivables Debt, whether at maturity or otherwise, or (b) a default that has resulted in, or that would permit any of the holders of Receivables Debt (collectively, the "Receivables Lenders") to cause (after lapse of time or the giving of notice or both), the acceleration of the maturity of any Receivables Debt, no payment may be made or received with respect to this Note, for a period terminating on the earliest to occur of (i) receipt of notice that such default has been cured or waived and (ii) the payment in full in cash of such Receivables Debt. In the event of any other default that has not resulted in, and would not permit the holders of such Receivables Debt to cause, the acceleration of the maturity of any Receivables Debt, no payment may be made or received with respect to this Note for a period terminating on the earliest to occur of (A) 365 days, (B) receipt of notice that such default has been cured and (C) the payment in full in cash of all Receivables Debt.

         6.2 Acceleration Rights; Remedies. If an Event of Default shall exist at any time that any Receivables Debt shall be outstanding, the Noteholder shall not take any action to accelerate or to collect payment on the Subordinated Note Obligations or to pursue any other remedy with respect to the Subordinated Note Obligations prior (including, without limitation, joining with any creditor to commence any bankruptcy proceeding) until the earlier of:

                  (a)      the payment in cash in full of all Receivables Debt;
and

                  (b) the occurrence of any of the events specified in Sections 4.1(b) or 4.1(c) hereof (with respect to which the provisions of Section 5.2 shall govern).

         7.       Representations and Covenants.

         7.1 The Company. The Company represents and warrants to the Noteholder that:

                  (a) Organization; Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute and deliver this Note, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Note by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Note. This Note has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company.

                  (b)      No Conflict; Required Filings and Consents.

                           (i) The execution and delivery of this Note by the Company do not, and the performance thereof by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any Laws applicable to the Company or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, the result of which conflict, breach or default described in (ii) or (iii) would be material and adverse to the business, properties, condition (financial or otherwise) or results of operations of Transmedia.

                           (ii) The execution, delivery and performance of this Note by the Company and the consummation by it of the transactions contemplated hereby do not require the Company to receive any consent, approval, authorization or permit from, or make any filing with or notification to, any governmental authority or any other Person.

         7.2 Transmedia. (a) Issuance. Transmedia represents and warrants to the Noteholder that upon conversion and issuance in accordance with the terms hereof, the shares of Common Stock issued to a Noteholder will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive right.

                  (b) Listing. Transmedia covenants that it will use its best efforts to obtain the listing of the shares of Common Stock issuable upon conversion of this Note on the New York Stock Exchange or such other national securities exchange on which the shares of Common Stock are then listed.

         8.       Miscellaneous.

         8.1 Transfers. The Note shall not be sold, assigned, pledged, hypothecated or otherwise transferred, in whole or in part, by the Noteholder. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender of such Note (which surrendered Note shall be canceled by the Company), the Company will, without charge, issue a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note as if the lost, stolen, destroyed or mutilated Note were then surrendered for exchange.

         8.2 Expenses. The Company agrees to promptly pay after the occurrence of an Event of Default, all costs and expenses (including reasonable attorneys' fees) incurred by the Noteholder in enforcing any obligations of or in collecting any payments due from the Company hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement (including any amendment or waiver of the provisions of this Agreement), or of any insolvency or bankruptcy proceedings.

         8.3 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Note, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of the Noteholder and the Company. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8.3 shall be binding upon each holder of the Note at the time outstanding and each future holder of the Note.

         8.4 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via facsimile (with confirmation of receipt). Such notices, demands and other communications will be sent to the address indicated below:

                  To the Company:

                           Transmedia Restaurant Company, Inc.
                           11900 Biscayne Boulevard
                           North Miami, Florida 33181
                           Attention:  Keith E. Kiper, Esq.
                           Facsimile No.:  (305) 892-3342

                  With a copy to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York  10178
                           Attention:  Stephen P. Farrell, Esq.
                           Facsimile No.:  (212) 309-6273

                  To the Noteholder:

                           Potomac Dining Limited Partnership
                           c/o Gustavo L. Bessalel
                           5107 Lawton Drive
                           Bethesda, Maryland  20816

                  With a copy to:

                           Wechsler, Selzer & Gurvitch, Chtd.
                           4550 Montgomery Avenue
                           Suite 900N
                           Bethesda, Maryland 20814
                           Attention: H. Mark Rabin, Esq.
                           Facsimile No.: (301) 986-1301

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted if sent by certified or registered mail.

         8.5 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Noteholder in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Note are cumulative to and not exclusive of, any rights or remedies otherwise available.

         8.6 Severability. In case any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         8.7 Heading. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose or be given any substantive effect.

         8.8      Applicable Law; Jurisdiction; Service of Process.

                  (a) THE NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS WHICH WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF MARYLAND.

                  (b) Each of the Company, Transmedia and the Noteholder hereby irrevocably and unconditionally (i) consents to submit to the non-exclusive jurisdiction of the courts of New York County, New York (state or federal) for any proceeding arising in connection with this Note (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of New York, agrees to accept service of legal process by registered mail at the address specified in
Section 8.4 in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New York and to notify promptly each other party hereto of any change of address for such service of process from the address contained in Section 8.4, (iii) waives any objection to the laying of venue of any such proceeding in the courts of New York County, New York (state or federal), and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of New York County, New York (state or federal) has been brought in an improper or otherwise inconvenient forum.

         8.9 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, TRANSMEDIA AND THE NOTEHOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS NOTE OR THE VALIDITY, PRESERVATION OF RIGHTS, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

         8.10 Counterparts; Effectiveness. This Note and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Note shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         8.11 Entirety. This Note and the Purchase Agreement embody the entire agreement among the parties, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

         8.12 Right of Offset. This Note is executed and delivered pursuant to the closing of the transactions contemplated by the Purchase Agreement. The terms of the Purchase Agreement, which grants the Company, at its option, the right to offset the payments due under this Note against any amounts, damages or liabilities owing by the Noteholder to the Company as a result of a breach by the Noteholder of its representations and warranties contained in the Purchase Agreement, are hereby incorporated by reference into this Note.

         8.13 No Recourse. No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, past, present or future, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, state or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         8.14 Usury Restrictions. Interest on the debt evidenced by this Note shall not exceed the maximum amount of interest that may be contracted for, taken, reserved, charged or received under law. Any interest in excess of that maximum amount shall be debited to the principal of the debt or, if the principal has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.


                           (signature page to follow)

                                    TRANSMEDIA RESTAURANT COMPANY INC.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    For purposes of Sections 7.2, 8.8
                                      and 8.9 only:

                                    TRANSMEDIA NETWORK INC.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


Agreed and accepted this _________
day of _______________, 2000.


POTOMAC DINING LIMITED PARTNERSHIP


By:  SPECTRUM PARTNERS, INC.
        Its General Partner


By: ---------------------------------
    Name:
    Title:

                                                              Attachment B
                                                              Exercise Agreement


To:      TRANSMEDIA RESTAURANT COMPANY INC.

         1. The undersigned hereby elects to convert $ [ ] in principal amount of the Promissory Note, dated June 30, 2000 (the "Note") (with all capitalized terms herein not otherwise defined having the meaning assigned to them in the Note), issued to it by Transmedia Restaurant Company Inc. (the "Company") into ___ shares of Common Stock of Transmedia pursuant to the terms of the attached Note.

         2. Please issue a certificate or certificates representing ____ shares in the name of the undersigned:

                  (Name)

                  (Address)

         3. In connection with the exercise of such conversion rights, the undersigned represents and warrants to the Company and Transmedia, as of the Effective Time, as follows:

                  (i) The undersigned understands that none of the shares of Common Stock issuable upon conversion of the Note have been registered under the Securities Act or any state securities laws and cannot be sold, pledged or otherwise disposed of or transferred without compliance with the Securities Act and any applicable state securities laws. The undersigned is familiar with the provisions of Rule 144 under the Securities Act, which permits the limited resale of restricted securities subject to the satisfaction of certain conditions. The undersigned (i) is the true party in interest and is not acquiring any of the shares of Common Stock issuable upon conversion of the Note for the benefit of any other person or entity and (ii) is acquiring the shares of Common Stock issuable upon conversion of the Note for the purpose of investment and not with a view to the resale or distribution of all or any part thereof in violation of the Securities Act.

                  (ii) The undersigned covenants that none of the shares of Common Stock issued upon conversion of the Note will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of (each being a "Transfer"), except (i) pursuant to an effective registration statement under the Securities Act, or (ii) unless such requirement is waived by the Company, upon receipt by the Company of an opinion of counsel to the undersigned (which opinion and counsel are reasonably satisfactory to the Company), in either case to the effect that no registration statement is required in connection with such Transfer because of the availability of an exemption from registration under the Securities Act and, in each case, after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission and all applicable state securities laws, rules and regulations.


                                         ___________________________(Signature)


      (Date)